FieldPoint Petroleum Reports Initial Production of Well #3 in Lea County, New Mexico at 789 BOPD

Austin, TX (PRNewswire) August 15, 2013, FieldPoint Petroleum Corporation (NYSE/MKT:FPP)  today provided information on initial production from its recently completed East Lusk Federal 15 #3 well in Lea County, New Mexico.

FieldPoint’s Executive Chairman, Roger D. Bryant, stated, “I am very pleased to report that, although we are still in the early stages of recovering the frac load from the East Lusk Federal 15 #3 well, our drilling partner Cimarex Energy Co. (XEC) reported that on August 13, the well tested at 789 Bopd.  As we have done in the past, we will provide periodic updates on this well as it goes through this early stage cyclical production.  We believe that this well could contribute significantly to this year’s production and beyond.”

 As a reminder, FieldPoint owns a 43.75% working interest in East Lusk Federal #1 and #2, and will own the same percentage of East Lusk Federal #3 in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512)250-8692 or fppc@ix.netcom.com